AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO THE

SPOUSAL CONTINUATION AND BENEFICIARY CONTINUATION

OPTIONS UNDER YOUR CONTRACT

This Endorsement is part of your Contract, and the same definitions apply to the capitalized terms used herein.

The benefits described in this Endorsement are subject to all the terms contained in your Contract, except as modified below. In this Endorsement, “we”, “our” and “us” mean AXA Equitable Life Insurance Company and “you” and “your” mean the Owner.

The Effective Date of this Endorsement is your Contract Date.

Effect of Death on your [Protected Premium] GMDB Rider

I.	Spousal Continuation Option and its Effect on your GMDB

Overview:

Upon your surviving spouse’s election to continue the Contract, provided eligibility requirements described below are met, the Annuity Account Value of the Contract will be reset, as of the date we receive the Beneficiary Requirements described in the Section of your Contract entitled “Payment Upon Death”, to equal the greater of (i) the Annuity Account Value or (ii) the Guaranteed Minimum Death Benefit. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file. If the Annuity Account Value is greater than the Guaranteed Minimum Death Benefit, we do not reset the Guaranteed Minimum Death Benefit for the surviving spouse.

[Effect of your Maturity Date under the Contract on Spousal Continuation:

Notwithstanding the contract continuation provisions described below, the Maturity Date under your Contract may not be later than the Contract Date Anniversary which follows the Annuitant’s [95th] birthday. (see Section 7.02 of your Contract) The Maturity Date is based on the Annuitant’s date of birth and will not change under the Contract except as described in Section 7.02.]

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Single Owner Contract if Spousal Continuation is elected:

If you die before the Maturity Date and your surviving spouse is age [85] or younger for the [Protected Premium] GMDB on your date of death, and you were age [95] or younger at death, the [Protected Premium] GMDB will continue until the Contract Date Anniversary following the [95th] birthday of your surviving spouse. Upon your surviving spouse’s election to continue the Contract, the Annuity Account Value will be reset as of the Payment Transaction Date as defined in Section 6.02 of the Contract to equal the greater of (i) the Annuity Account Value and (ii) the Guaranteed Minimum Death Benefit.

Any accrued Rider Charge will be applied as of the Payment Transaction Date. On the Payment Transaction Date, your surviving spouse’s age as of the Contract Date Anniversary on or preceding the Payment Transaction Date will be used to calculate the charge in the Contract Year of the Payment Transaction Date. Thereafter, your spouse’s age on each subsequent Contract Date Anniversary determines the Rider Charge according to the Rider Charge schedule shown in the [Protected Premium] GMDB Rider.

If the surviving spouse is age [85] or younger on your date of death and you die on or after the Contract Date Anniversary following [your] [the Annuitant’s] [95th] birthday, the GMDB that you elected will be paid on the Payment Transaction Date and will not continue to your surviving spouse. Upon your surviving spouse’s election to continue the Contract, the Annuity Account Value on the Payment Transaction Date as defined in Section 6.02 of the Contract will become the GMDB under the Contract. The [Protected Premium] GMDB Rider charge will no longer apply and the GMDB will be adjusted by the dollar amount of any permissible Contributions and on a pro rata basis by any withdrawals. Any accrued [Protected Premium] GMDB Rider Charge will be applied as of the Payment Transaction Date.

If your surviving spouse is age [86] or older on the date of your death, and if, on the Payment Transaction Date, the Annuity Account Value is less than the optional GMDB you elected, your Annuity Account Value will be reset to equal your GMDB and your spouse’s entire interest in the Contract will be determined after any such reset and the optional GMDB elected by you will be terminated as of the date of your death. Its charge will no longer apply and the GMDB will be adjusted by the dollar amount of any permissible Contributions and on a pro rata basis by any withdrawals. Any accrued Rider Charge will be applied as of the Payment Transaction Date.

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[The following text will appear only for NQ Contracts when the optional [Protected Premium] GMDB Rider has been elected.]

[Joint Owner Contract if Spousal Continuation is elected upon death of the older spouse:

If the surviving spouse is age [95] or younger for the [Protected Premium] GMDB on the date of death of the older Joint Owner, and the older Joint Owner was age [95] or younger at death, the [Protected Premium] GMDB will continue until the Contract Date Anniversary following the [95th ] birthday of the surviving spouse. Upon the surviving spouse’s election to continue the Contract, the Annuity Account Value will be reset as of the Payment Transaction Date as defined in Section 6.02 of the Contract to equal the greater of (i) the Annuity Account Value and (ii) the Guaranteed Minimum Death Benefit.

Any accrued Rider Charge will be applied as of the Payment Transaction Date. Thereafter, your spouse’s age on each subsequent Contract Date Anniversary determines the Rider Charge according to the Rider Charge schedule shown in the [Protected Premium] GMDB Rider.

If the surviving spouse is age [95] or younger for the [Protected Premium] GMDB on the date of death of the older Joint Owner and the older Joint Owner dies on or after the Contract Date Anniversary following [his/her] [the Annuitant’s] [95th] birthday, the GMDB will be paid on the Payment Transaction Date and will not continue to the surviving younger Joint Owner. Upon your surviving younger Joint Owner’s election to continue the Contract, the Annuity Account Value on the Payment Transaction Date as defined in Section 6.02 of the Contract will become the GMDB under the Contract. The [Protected Premium] GMDB Rider charge will no longer apply and the GMDB will be adjusted by the dollar amount of any permissible Contributions and on a pro rata basis by any withdrawals. Any accrued [Protected Premium] GMDB Rider Charge will be applied as of the Payment Transaction Date.

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II.	Beneficiary Continuation Option and its Effect on your GMDB

The following is added to the to the “Payment Upon Death” Section entitled “Beneficiary Continuation Option” in your Contract:

If the Annuity Account Value is less than the Guaranteed Minimum Death Benefit on the Payment Transaction Date, then we will reset such Annuity Account Value to equal such Guaranteed Minimum Death Benefit and the Continuation Beneficiary’s portion of the entire interest in this Contract will be determined after any such reset. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file. If the Annuity Account Value is greater than the Guaranteed Minimum Death Benefit, we do not reset the Guaranteed Minimum Death Benefit for the Continuation Beneficiary.

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer ]	Secretary and Associate General Counsel ]

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